Merit Medical Announces New Five-Year Senior Secured Credit Agreement

Credit agreement includes a revolving credit facility of up to $700 million and a term loan facility of up to $150 million

SOUTH JORDAN, Utah, June 7, 2023 (GLOBE NEWSWIRE) -- Merit Medical Systems, Inc. (NASDAQ: MMSI), a leading global manufacturer and marketer of healthcare technology, today announced that it has entered into a new, five-year senior secured credit agreement. The credit agreement includes a revolving credit facility in an aggregate principal amount of up to $700 million and a term loan facility in an aggregate principal amount of up to $150 million. Wells Fargo Bank, National Association is acting as administrative agent for a group of financial institutions providing the new credit facilities. Merit has borrowed approximately $242 million under the new credit facilities and intends to use the proceeds for general corporate purposes and the repayment of outstanding borrowings on its previous senior secured term loan and revolving credit facility. As a result, Merit's total indebtedness remains substantially unchanged following the execution of the new credit agreement.

“Wells Fargo Bank has been a trusted partner for Merit Medical and we appreciate their continued support, as well as our continuing group of lenders and the new banks that chose to participate, in this new credit agreement,” said Raul Parra, Merit Medical’s Chief Financial Officer. “This new credit agreement enhances our balance sheet and financial condition by extending our revolving credit facility and debt maturities. It also increases our financial flexibility and, combined with our improving profitability and free cash flow generation, gives us a solid foundation to support our growth initiatives.”

The new credit facilities are scheduled to mature on June 6, 2028. The terms of the new credit agreement are substantially consistent with Merit’s existing credit agreement. Additional details on the new credit agreement are outlined in Merit’s Current Report on Form 8-K filed with the Securities and Exchange Commission.

ABOUT MERIT MEDICAL Founded in 1987, Merit Medical Systems, Inc. is engaged in the development, manufacture, and distribution of proprietary disposable medical devices used in interventional, diagnostic, and therapeutic procedures, particularly in cardiology, radiology, oncology, critical care, and endoscopy. Merit serves client hospitals worldwide with a domestic and international sales force and clinical support team totaling in excess of 700 individuals. Merit employs approximately 7,100 people worldwide.

TRADEMARKS Unless noted otherwise, trademarks and registered trademarks used in this release are the property of Merit Medical Systems, Inc. and its subsidiaries in the United States and other jurisdictions.

CONTACTS

PR/Media Inquiries
Sarah Comstock
Merit Medical
+1-801-432-2864 | sarah.comstock@merit.com

INVESTOR INQUIRIES
Mike Piccinino, CFA, IRC
Westwicke - ICR
+1-443-213-0509 | mike.piccinino@westwicke.com